Exhibit 99.1

New Barnes & Noble College Research Reveals Students’ Evolving Attitudes Towards Collegiate Retail

•	Research findings reveal the growing importance of convenience, elevated experiences, and dedicated service and support.

•	Students continue to view the campus bookstore as a critical resource in their academic journey.

BASKING RIDGE, N.J.—(BUSINESS WIRE)—Barnes & Noble College (BNC), a Barnes & Noble Education, Inc. (NYSE: BNED) company and a leading solutions provider for the education industry, today announced results from its 2024 Student Pulse survey, which revealed valuable insights into college students’ evolving attitudes toward campus store shopping behaviors and preferences, bookstore satisfaction and purchasing decisions.

Through its proprietary research platform, Barnes & Noble College Insights™, Barnes & Noble College surveyed nearly 140,000 students across 640 campuses nationwide, representing four-year public, four-year private and two-year public institutions. These valuable insights provide an important view into college students’ perceptions and help shape how Barnes & Noble College innovates through differentiated and relevant retail products, experiences and service models.

“Our proprietary research enables us to translate data into actionable insights to make the campus store more relevant, impactful and valuable for the students, faculty and communities we serve,” said Jonathan Shar, President, Barnes & Noble College. “As shown in our 2024 Student Pulse report, our reimagined approach to collegiate retailing resonates with consumers. From innovative course material distribution models like our First Day® and First Day® Complete inclusive and equitable access programs, to our next-generation retail and e-commerce offerings, product assortment and merchandising strategies, students have consistently ranked our campus bookstores and the services they deliver with high satisfaction. Through our unique commitment to service, support and local management teams on each campus, we are well positioned to continue to improve the experiences and value we bring to customers and help our partner institutions achieve their highest-priority goals.”

Elevated Service and Support Drives Students’ Positive Perceptions of BNC Bookstores

Within the survey results, students provided strong, positive feedback on Barnes & Noble College-operated bookstores.

•	93% of students gave high ratings for the performance of their BNC-operated bookstore and had high levels of satisfaction across many aspects of the shopping experience (both in-store and online).

•	86% of students had high levels of satisfaction with their campus store’s customer service.

•	86% of students gave high ratings to their bookstore staff’s availability, friendliness and knowledge level.

The Student Pulse findings corroborate a recent third-party independent survey* of senior administrators at 334 colleges and universities across the U.S. who gave Barnes & Noble College the highest ratings for satisfaction among national college bookstore providers across 12 categories, including overall satisfaction, bookstore staff and customer service, overall course materials program support, emblematic and general merchandise assortment, retail innovation, and marketing programs and events.

*	Source: Hanover Research, National College Bookstore Partner Satisfaction Study, 2022.

Innovative Solutions and Depth of Assortment. Bookstore Remains a Key Destination.

Student Pulse results show students still believe the campus store is a critical resource in their academic journey — and it remains the #1 place faculty recommend for purchasing course materials and where students decide to purchase their course materials. Students also said the bookstore remains a key destination for school-branded apparel — outperforming all other national retailers.

•	75% of students shop at the campus store for school-branded apparel — well ahead of competitors such as online retailers (25%), big box/mass retailers (15%) and specialty retailers (9%).

•	72% of students prefer to shop in-store for school-branded apparel.

•	88% of students said it was important to have textbooks/course materials available at the campus bookstore.

•	70% of faculty continue to recommend the campus bookstore for textbook purchases.

•	62% of students said they purchased their textbooks at the campus bookstore.

Student Views on New, Innovative Course Material Distribution Models

Students are also highly interested in access to lower-priced course material bundles. Equitable access programs such as First Day Complete allow higher education institutions to offer students discounted course materials, either bundled into tuition or offered as a separate course charge and made available before the first day of class. Students also indicated that they often use a combination of digital and print course materials during the semester.

•	Nearly 90% of students indicated interest in a course material bundling program, such as BNC’s First Day Complete.

•	76% of students said they would have a more positive perception of their school if it offered an equitable access course material bundling program.

•	More than two-thirds of students (68%) indicated they used at least some print course materials during the semester.

For more information on the 2024 Student Pulse survey, visit https://www.bncollege.com/insight/student_pulse_data_2024.

Survey Methodology

Barnes & Noble College Insights™ conducted an online quantitative survey in March 2024 of nearly 140,000 students across the U.S. attending a BNC partner institution, including community colleges, four-year public and four-year private institutions. The annual survey was conducted to understand students’ evolving attitudes toward course materials, campus store shopping behaviors and preferences, and purchasing decisions.

Barnes & Noble College takes every opportunity to understand the needs of our students and customers, building stronger connections and supporting the highest priorities goals for our partner institutions. Insights from the annual Student Pulse surveys and other research initiatives help us fulfill our commitment to ensuring students have the affordable course materials they need to succeed in class, as well as access to an inviting, convenient retail environment.

For more information about Barnes & Noble College’s offerings, visit www.bncollege.com.

ABOUT BARNES & NOBLE EDUCATION, INC.

Barnes & Noble Education, Inc. (NYSE: BNED) is a leading solutions provider for the education industry, driving affordability, access and achievement at hundreds of academic institutions nationwide and ensuring millions of students are equipped for success in the classroom and beyond. Through its family of brands, BNED offers campus retail services and academic solutions, wholesale capabilities and more. BNED is a company serving all who work to elevate their lives through education, supporting students, faculty and institutions as they make tomorrow a better, more inclusive and smarter world. For more information, visit www.bned.com.

BNED Contact – Media and Investors

Hunter Blankenbaker

Vice President – Corporate Communications and Investor Relations

(908) 991-2776

hblankenbaker@bned.com

Source: Barnes & Noble Education